Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2024 Results

SCOTTSDALE, Ariz., Jul. 24, 2024—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the second quarter ended June 30, 2024. Reported second quarter net income was $199 million, or $1.86 per diluted share, while adjusted second quarter net income was $211 million, or $1.97 per diluted share.

Second quarter 2024 highlights included the following, as compared to the second quarter of 2023:

•	Net sales orders increased 3% to 3,111, driven by a monthly absorption pace of 3.0 per community

•	Home closings revenue of $1.9 billion, driven by 3,200 home closings at an average price of $600,000

•	Home closings gross margin was 23.8%, or 23.9% on an adjusted basis

•	80,677 homebuilding lots owned and controlled, representing 6.7 years of total supply, of which 2.9 years was owned

•	Repurchased 1.7 million common shares for $105 million

•	Homebuilding debt to capitalization of 25.4% on a gross basis and 22.8% net of $247 million of unrestricted cash

•	Total liquidity of $1.3 billion

“In the second quarter, our team delivered solid results, highlighted by both our closings volume and home closings gross margin exceeding our expectations. Following this strength, we now expect to deliver between 12,600 to 12,800 homes this year at a home closings gross margin around 24%. Most importantly, our performance and updated outlook once again reflect the overall strength and stability of our diversified consumer and geographic strategy. By meeting the needs of well-qualified homebuyers with appropriate product offerings in prime community locations, we continue to benefit from healthy demand and pricing resiliency across our portfolio,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

Palmer continued, “Our balanced and diversified approach offers improved production efficiency, enhanced gross margin and return potential, which we expect will contribute to strong results that exceed our historic performance. Our confidence in this outlook is reflected in the long-term targets that we introduced last quarter. These include: 10%-plus annual home closings growth, an annualized low-three sales pace, low-to-mid 20% home closings gross margins and mid-to-high teens returns on equity. Supported by our capital-efficient investing model, we also expect to generate sufficient cash to continue to grow our business while maintaining our strong balance sheet position and returning capital to shareholders in the form of share repurchases.”

“Our long-term targets are based on the evolution of our business to a strategically diversified, well-scaled operating platform that we believe is exceptionally well positioned to take advantage of strong housing fundamentals in the years ahead. Since expanding our company’s breadth and depth through smart and accretive growth and refining our operational capabilities through product and process optimization, I am immensely proud of our team’s execution and confident in our ability to achieve these targets on a consistent go-forward basis to deliver attractive results for our shareholders. As we head into the remainder of the year and into 2025, while we are awaiting more clarity from the Federal Reserve after next week’s meeting, we are cautiously optimistic that lower interest rates and a continuation of positive housing fundamentals has set the stage for continued growth and positive momentum in our business.”

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue decreased 4% to $1.9 billion, driven by a 6% decline in the average closing price to $600,000, which was partially offset by a 2% increase in closings to 3,200 homes.

•	The home closings gross margin was 23.8% on a reported basis and 23.9% adjusted for an inventory impairment. This compared to a reported home closings gross margin of 24.2% in the prior-year period.

•

Net sales orders increased 3% to 3,111, driven by a 6% increase in ending community count to 347, which was partially offset by a slight decline in the monthly absorption pace to 3.0 per community from 3.1 a year ago. The average net sales order price decreased 2% to $601,000.

•	SG&A as a percentage of home closings revenue increased to 10.2% from 9.2% a year ago.

•	Cancellations equaled 9.4% of gross orders, down from 11.2% a year ago.

•	Backlog at quarter end was 6,256 homes with a sales value of $4.2 billion. Backlog customer deposits averaged approximately $56,000 per home.

Land Portfolio

•	Homebuilding land acquisition and development spend totaled $611 million, up from $397 million a year ago. Development-related spend accounted for 40% of the total versus 54% a year ago.

•

Homebuilding lot supply was 80,677 homesites, of which 57% was controlled and 43% was owned. This compared to a homebuilding lot supply of 74,182 homesites at the end of the first quarter, of which 53% was controlled and 47% was owned.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.7 years of total supply, of which 2.9 years was owned.

Financial Services

•	The mortgage capture rate increased to 89%, up from 86% a year ago.

•	Borrowers had an average credit score of 751 and debt-to-income ratio of 40%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.3 billion, including $247 million of unrestricted cash and $1.1 billion of total capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•

The gross homebuilding debt to capital ratio was 25.4%, down from 29.7% a year ago. Including $247 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 22.8%, up from 15.4% a year ago.

•	The Company repurchased 1.7 million shares for $105 million during the quarter. At quarter end, the remaining share repurchase authorization was $298 million.

Business Outlook

Third Quarter 2024

•	Home closings are expected to be approximately 3,200

•	Average closing price is expected to be around $600,000

•	Home closings gross margin is expected to be around 24%

•	Ending active community count is expected to be between 330 to 340

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 106 million

Full Year 2024

•	Home closings are now expected to be between 12,600 to 12,800

•	Average closing price is expected to be between $600,000 to $610,000

•	Home closings gross margin is now expected to be around 24%

•	Ending active community count is expected to be between 330 to 340

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is now expected to be approximately 107 million

•	Land and development spend is expected to be between $2.3 billion to $2.5 billion

•	Share repurchases are expected to total approximately $300 million

Quarterly Financial Comparison

(Dollars in thousands)	Q2 2024	Q2 2023	Q2 2024 vs. Q2 2023
Total Revenue	$1,991,053	$2,060,564	(3.4)%
Home Closings Revenue, net	$1,920,127	$1,996,747	(3.8)%
Home Closings Gross Margin	$457,421	$482,510	(5.2)%
	23.8%	24.2%	40 bps decrease
SG&A	$196,735	$183,683	7.1%
% of Home Closings Revenue	10.2%	9.2%	100 bps increase

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events & Presentations tab. For call participants, the dial-in number is (833) 470-1428 and conference ID is 302287. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2024, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Home closings revenue, net	$1,920,127	$1,996,747	$3,556,382	$3,609,342
Land closings revenue	13,234	12,628	20,459	17,148
Financial services revenue	48,916	41,914	95,875	77,063
Amenity and other revenue	8,776	9,275	18,089	18,868

Total revenue	1,991,053	2,060,564	3,690,805	3,722,421
Cost of home closings	1,462,706	1,514,237	2,705,915	2,741,750
Cost of land closings	18,703	12,703	23,905	17,048
Financial services expenses	28,106	25,342	53,249	47,490
Amenity and other expenses	9,250	8,597	18,603	16,882

Total cost of revenue	1,518,765	1,560,879	2,801,672	2,823,170
Gross margin	472,288	499,685	889,133	899,251
Sales, commissions and other marketing costs	113,956	113,034	216,556	205,794
General and administrative expenses	82,779	70,649	150,343	136,910
Net income from unconsolidated entities	(2,628)	(3,186)	(5,379)	(5,115)
Interest expense/(income), net	4,087	(5,120)	4,044	(6,231)
Other expense, net	6,877	8,549	7,472	3,715

Income before income taxes	267,217	315,759	516,097	564,178
Income tax provision	67,303	80,854	125,022	138,045

Net income before allocation to non-controlling interests	199,914	234,905	391,075	426,133
Net income attributable to non-controlling interests	(454)	(303)	(1,345)	(480)

Net income	$199,460	$234,602	$389,730	$425,653

Earnings per common share:
Basic	$1.89	$2.15	$3.68	$3.91
Diluted	$1.86	$2.12	$3.61	$3.85
Weighted average number of shares of common stock:
Basic	105,500	109,210	105,979	108,822
Diluted	107,249	110,856	107,961	110,466

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$246,845	$798,568
Restricted cash	1,928	8,531

Total cash	248,773	807,099
Real estate inventory:
Owned inventory	6,151,776	5,473,828
Consolidated real estate not owned	134,700	71,618

Total real estate inventory	6,286,476	5,545,446
Land deposits	204,551	203,217
Mortgage loans held for sale	313,026	193,344
Lease right of use assets	71,932	75,203
Prepaid expenses and other assets, net	330,093	290,925
Other receivables, net	214,919	184,518
Investments in unconsolidated entities	381,571	346,192
Deferred tax assets, net	67,825	67,825
Property and equipment, net	316,706	295,121
Goodwill	663,197	663,197

Total assets	$9,099,069	$8,672,087

Liabilities
Accounts payable	$310,724	$263,481
Accrued expenses and other liabilities	518,541	549,074
Lease liabilities	82,059	84,999
Customer deposits	349,066	326,087
Estimated development liabilities	27,416	27,440
Senior notes, net	1,469,574	1,468,695
Loans payable and other borrowings	404,242	394,943
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	276,205	153,464
Liabilities attributable to consolidated real estate not owned	134,700	71,618

Total liabilities	$3,572,527	$3,339,801
Stockholders’ equity
Total stockholders’ equity	5,526,542	5,332,286

Total liabilities and stockholders’ equity	$9,099,069	$8,672,087

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,237	1,228	0.7%	$691,129	$732,279	(5.6)%	$559	$596	(6.2%)
Central	864	936	(7.7)%	480,522	612,630	(21.6)%	556	655	(15.1)%
West	1,099	961	14.4%	748,476	651,838	14.8%	681	678	0.4%

Total	3,200	3,125	2.4%	$1,920,127	$1,996,747	(3.8)%	$600	$639	(6.1)%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	2,170	2,232	(2.8)%	$1,232,859	$1,333,890	(7.6)%	$568	$598	(5.0%)
Central	1,696	1,667	1.7%	952,554	1,076,025	(11.5)%	562	645	(12.9%)
West	2,065	1,767	16.9%	1,370,969	1,199,427	14.3%	664	679	(2.2)%

Total	5,931	5,666	4.7%	$3,556,382	$3,609,342	(1.5)%	$600	$637	(5.8)%

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,160	1,047	10.8%	$616,846	$582,944	5.8%	$532	$557	(4.5%)
Central	815	808	0.9%	485,036	489,142	(0.8%)	595	605	(1.7)%
West	1,136	1,168	(2.7%)	767,925	782,046	(1.8%)	676	670	0.9%

Total	3,111	3,023	2.9%	$1,869,807	$1,854,132	0.8%	$601	$613	(2.0%)

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	2,455	2,126	15.5%	$1,393,707	$1,227,463	13.5%	$568	$577	(1.6)%
Central	1,719	1,482	16.0%	963,455	873,972	10.2%	560	590	(5.1)%
West	2,623	2,269	15.6%	1,752,408	1,538,390	13.9%	668	678	(1.5)%

Total	6,797	5,877	15.7%	$4,109,570	$3,639,825	12.9%	$605	$619	(2.3)%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	2,356	2,477	(4.9)%	$1,641,116	$1,626,635	0.9%	$697	$657	6.1%
Central	1,423	1,532	(7.1)%	875,064	1,009,441	(13.3)%	615	659	(6.7)%
West	2,477	2,156	14.9%	1,681,639	1,458,395	15.3%	679	676	0.4%

Total	6,256	6,165	1.5%	$4,197,819	$4,094,471	2.5%	$671	$664	1.1%

Ending Active Selling Communities:

	As of		Change
	June 30, 2024	June 30, 2023
East	122	103	18.4%
Central	106	103	2.9%
West	119	121	(1.7%)

Total	347	327	6.1%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory or land impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory or land impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2024	2023
Net income	$199,460	$234,602
Legal reserves or settlements(1)	6,290	—
Inventory impairments(2)	2,325	—
Fair value adjustment for land held for sale(3)	6,782	—
Tax impact due to above non-GAAP reconciling items	(3,878)	—

Adjusted net income	$210,979	$234,602
Basic weighted average number of shares	105,500	109,210
Adjusted earnings per common share - Basic	$2.00	$2.15
Diluted weighted average number of shares	107,249	110,856
Adjusted earnings per common share - Diluted	$1.97	$2.12

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended June 30,
(Dollars in thousands)	2024	2023
Income before income taxes	267,217	315,759
Legal reserves or settlements(1)	6,290	—
Inventory impairments(2)	2,325	—
Fair value adjustment for land held for sale(3)	6,782	—

Adjusted income before income taxes	$282,614	$315,759

Total revenue	1,991,053	2,060,564
Income before income taxes margin	13.4%	15.3%
Adjusted income before income taxes margin	14.2%	15.3%

Adjusted Home Closings Gross Margin

	Three Months Ended June 30,
(Dollars in thousands)	2024	2023
Home closings revenue, net	$1,920,127	$1,996,747
Cost of home closings	1,462,706	1,514,237

Home closings gross margin	$457,421	$482,510
Inventory impairments(2)	2,325	—

Adjusted home closings gross margin	$459,746	$482,510

Home closings gross margin as a percentage of home closings revenue, net	23.8%	24.2%
Adjusted home closings gross margin as a percentage of home closings revenue, net	23.9%	24.2%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Dollars in thousands)	2024	2023
Net income before allocation to non-controlling interests	$199,914	$234,905
Interest expense/(income), net	4,087	(5,120)
Amortization of capitalized interest	28,303	37,352
Income tax provision	67,303	80,854
Depreciation and amortization	3,450	1,540

EBITDA	$303,057	$349,531
Non-cash compensation expense	6,072	5,271
Legal reserves or settlements(1)	6,290	—
Inventory impairments (2)	2,325	—
Fair value adjustment for land held for sale(3)	6,782	—

Adjusted EBITDA	$324,526	$354,802

Total revenue	$1,991,053	$2,060,564
Net income before allocation to non-controlling interests as a percentage of total revenue	10.0%	11.4%
EBITDA as a percentage of total revenue	15.2%	17.0%
Adjusted EBITDA as a percentage of total revenue	16.3%	17.2%

(1)	Included in Other expense, net on the unaudited Condensed consolidated statements of operations.
(2)	Included in Cost of home closings on the unaudited Condensed consolidated statements of operations.
(3)	Included in Cost of land closings on the unaudited Condensed consolidated statements of operations.

Net Homebuilding Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of June 30, 2024	As of March 31, 2024	As of June 30, 2023
Total debt	$2,150,021	$2,093,499	$2,393,571
Plus: unamortized debt issuance cost, net	7,496	7,935	9,613
Less: mortgage warehouse borrowings	(276,205)	(183,174)	(249,898)

Total homebuilding debt	$1,881,312	$1,918,260	$2,153,286
Total equity	5,526,542	5,426,168	5,095,313

Total capitalization	$7,407,854	$7,344,428	$7,248,599

Total homebuilding debt to capitalization ratio	25.4%	26.1%	29.7%

Total homebuilding debt	$1,881,312	$1,918,260	$2,153,286
Less: cash and cash equivalents	(246,845)	(554,287)	(1,227,264)

Net homebuilding debt	$1,634,467	$1,363,973	$926,022
Total equity	5,526,542	5,426,168	5,095,313

Total capitalization	$7,161,009	$6,790,141	$6,021,335

Net homebuilding debt to capitalization ratio	22.8%	20.1%	15.4%